Exhibit 99.1

For Immediate Release	Contact: Jay Zager
May 16, 2007	(860) 644-1551

Gerber Scientific Raises Fiscal Year 2007 Fourth Quarter Guidance

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) announced today that preliminary financial results for the fourth quarter of fiscal year 2007, which ended on April 30, 2007, are stronger than previously anticipated.

The Company now expects fourth quarter revenue will be in the $153 - $155 million range, compared with previous guidance of $145 - $150 million. Earnings per share should be in the $0.22 - $0.26 range, compared with previous guidance of $0.14 - $0.20.

The Company expects to announce its fourth quarter results on or about June 21, 2007.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.

Forward-looking Statements:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Annual Report on Form 10-K for the year ended April 30, 2006, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company expressly disclaims any obligation to update or revise any forward-looking statements contained in this release, except as required by law.